File No. 000-53558

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

____________

USD Energy Corp.

(Exact Name of Small Business Issuer in its charter)

_________________

Nevada	80-0214005
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3328 Granada Avenue
San Diego, CA	92104
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number        619-977-1515

Title of each class	Name of each exchange on which
To be so registered	each such class is to be registered
___________________________________________	____________________________________________
Common Stock	NONE

Securities to be registered pursuant to Section 12(g) of the Act :

Common Stock, $0.001 par value

----------------------------------------

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, a non –accelerated filer, or a smaller reporting company.   See definitions of large accelerated filer, accelerated filer and smaller reporting company in Section 12b-2 of the Exchange Act.

Large accelerated filer ____	Accelerated filer ____
Non-accelerated filer ____	Smaller reporting company X

Item 1.  BUSINESS

FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements. The Company’s expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions, competitive factors, such as pricing and marketing efforts, and the pace and success of product research and development. These and other factors may cause expectations to differ.

Business Development

The Company was incorporated in Nevada on June 27, 2008. The Company’s fiscal year end is September 30.  The Company has never been in bankruptcy or receivership.

Business

The Company has a plan of operations to engage in the business of natural gas and oil production, with an emphasis on providing enhanced methods for redeveloping low risk developmental oil and gas wells.

We are an exploration stage oil and gas company. We plan to ultimately engage in the acquisition and exploration of oil and gas properties and to exploit oil and gas reserves we discover that demonstrate economic feasibility.  We plan to focus on stripper wells.

Stripper wells are economically marginal oil and gas wells that produce at relatively low rates. These are typically wells that have been plugged and abandoned, and comprise a significant portion of U.S. oil and gas production.

Our plan of operations is to redevelop our wells that we acquire using  special state of the art swabbing units for enhanced oil recovery in stripper wells and CO² injection recovery.

Technology

USD’s targeted reserves are “left behind” oil and natural gas remaining in the earth after initial production phases end and which can only be produced economically by injecting carbon dioxide (“CO²”) into the reservoirs.  CO² injection is a proved enhanced oil recovery technology that has traditionally relied upon rare naturally occurring CO² resources found in geologic deposits much like natural gas.  Burgeoning environmental regulations and deployment of clean energy technologies will drive the capture of normally wasted CO² from energy production and increase the availability of alternate sources of CO² in quantities and qualities required for large scale CO² injection for enhanced oil recovery.  Capture of waste CO², a greenhouse gas  blamed by many for global warming, and its injection into geologic formations for storage is a sequestration strategy which both reduces green hosuse gas emissions and provides energy security by prolonging the lives of domestic oil reserves.  USD will identify geographic areas where captured CO² markets will form and will target both the new captured wasted CO² resources and the oil and natural gas fields which are best for CO² enhanced oil recovery in those areas.  We will then pursue the ownership and/or control of these oil and natural gas fields and captured CO² streams fitting our criteria .

Industry

Dramatic structural change and rapid technological advancement are the norm in the energy industries, and management believes that recent developments will afford alert companies the opportunity to create exciting growth areas in a mature business.  The properly positioned energy company of the future will profit handsomely from the one force of change to environmentalism which the power, coal, chemical, manufacturing and petroleum industries have traditionally resisted.

The argument between the energy industry and environmentalists as to whether or not man-made carbon dioxide emissions are causing global warming has been controversial.  However, CO² deposits have a real economic value to the energy industries, and the technologies and economic incentives already exist to generate clean energy from fossil fuels.

Until we complete the transition to a renewable energy economy, fossil fuel production must be sustained to ensure stability in the U.S. and the growth of more stable economies abroad.  What is not sustainable is the rate at which we are inefficiently consuming finite water and energy resources and emitting pollutants and greenhouse gases  into the environment.  In the coming decades the world's developing economies will emit orders of magnitude more pollutants and green house gases than the industrial nations did in the previous century, unless or until someone shows them a better way.  Government mandates and corporate citizenship are driving the energy sector to demonstrate immediate, practical methods of economic clean energy production and deploy those methods globally so that we can continue to enjoy affordable and reliable energy, the mainstay of a successful world economy.

Until recently, the four major forces driving the Energy Industry have been Growth, Globalization, Environmentalism, and Deregulation (also referred to as Privatization).  However, Deregulation has begun to run its course here in the U.S., and in some cases it is being reversed, and overseas, where the playing field is often not level, Privatization opportunities are more a subset of Globalization.  Now replacing Deregulation/Privatization, as the fourth major force to drive the energy industries for the next decade or more, is Energy Security.

Growth:  Both the industrial and developing nations’ demands for fossil fuels and electricity continue to grow at high rates, exceeding double digits in many cases.  Good economic times in stable economies lead to increased expansion and energy consumption, while the third world’s efforts to attain economic stability and prosperity also demand expansion and increased consumption.  The US Energy Information Administration and the International Energy Agency both predict a 50-60% increase in global energy demand by 2025-2030.  Although world energy resources will be sufficient to meet this demand, $17 trillion in new investment will be needed to produce and deliver the energy to consumers.

Globalization:  As growing economies around the world become increasingly interconnected and interdependent, it’s not just American brand companies like ExxonMobil and international oil companies like Shell which are expanding operations globally, there are other players on the world stage.  National oil companies from India and China are competing with ExxonMobil and Shell for strategic reserves in developing regions like Kazakhstan.  Through PDVSA’s purchase of Citgo, Venezuela controls 15% of US oil refining capacity and recently the Chinese national oil company made an offer to buy a quintessential US energy company, Unocal.  And joining oil and coal as global energy commodities are natural gas and carbon.

Environmentalism:  Over the next several decades trillions of dollars will be spent expanding, integrating and retrofitting the world’s energy industries, not just to increase production and efficiency, but also to reduce the emissions of solid, liquid and gaseous byproducts and wastes released into the environment.  Globally, legislation to expand the list of regulated pollutants and to reduce the absolute amounts released continues to be proposed and debated.  Politicians’ fears that hitherto unregulated emissions from fossil fuel combustion are causing unwelcome climate change is leading to more and more government mandates to reduce emissions and to switch to cleaner burning fuels and clean and renewable energy generation technologies.

Energy Security:  Attaining global energy security, defined as decreasing the risks of energy supply disruptions and price spikes due to geo-political, geo-physical, metenhanced oil recoveryological or climatological events, will be difficult as expanding national interests collide and cause instability.  Attaining energy security in the U.S. will take decades, and will require lessening our dependence on foreign oil, diversifying our energy sources, conserving, and delicately balancing our international relations.  Unfortunately, conservation, the easiest and most cost-effective way to combat energy insecurity, can gain no political traction in the U.S., and we are currently falling into the same trap with natural gas as we did with oil, with numerous new terminals being planned on our vulnerable coasts to import LNG supplies from unstable foreign sources.  However, the U.S. has a better chance of true energy security than most countries due to our technology leadership and abundant untapped energy resources.

Enhanced Oil and Gas Recovery: Enhanced oil and gas recovery are key elements in any petroleum producing country’s plan to attain Energy Security. Most oil is left in the ground when an oil field is depleted by conventional means, and there are a number of proved techniques to improve oil recovery. Worldwide, several million barrels of oil per day (bopd) are being produced from various enhanced oil recovery projects, and estimates of oil left behind in U.S. oil reservoirs that can be recovered using proven enhanced oil recovery technologies range from 60 to over 120 billion barrels.

In light of the current climate change debate, a key method to enhance production is to flood old reservoirs with CO² to flush out more oil and gas, a 50-year-old proved technology. Because injected CO² can remain trapped in the geologic formations, both enhanced oil recovery in old oilfields and enhanced gas recovery in old CBM fields are Carbon Sequestration strategies as well as Energy Security strategies and USD believes enhanced oil and gas recovery with CO² will see explosive worldwide growth in the coming decades.

Employees

We currently employ two management level employees. The Company plans on using its working capital to develop a qualified management team with experience in oil and gas exploration and enhanced recovery methods.

The Company believes its relations with its employees are good.

Patents

The Company holds no patents for its products.

Government Regulation

The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations could have a material adverse effect on the company.

Many aspects of gathering, processing, marketing and transporting of natural gas are subject to federal, state and local laws and regulations which can have a significant impact upon overall operations. Both transportation and storage of natural gas by interstate pipelines and the rates charged for such services are subject to the jurisdiction of the Federal Energy Regulatory

Commission or state regulatory agencies. The construction and operation of gathering lines, plants and other facilities are subject to environmental laws and regulations that could affect our financial position or results of operations.

Currently, governmental regulations do not materially restrict the exploration and development of oil and natural gas wells in Texas. However, the legal and regulatory framework that pertains to the Texas oil and gas industry may change.

Uncertainty and new regulations could increase our costs of doing business and prevent us from becoming profitable.

The Texas Railroad Commission has enacted rules and regulations relating to plugging, abandonment, removal, disposal and restoration obligations that relate to oil and gas exploration.

Competition

The oil and natural gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and natural gas companies, which have substantially greater technical, financial and operational resources and staff. Accordingly, there is a high degree of competition for desirable oil and natural gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds.

The nature of competition in the exploitation of older oil wells is that is made up of many smaller companies, so there are no real principal competitors. Once oil production starts declining in a mature oil-producing region such as Texas, the easily extractable oil has been extracted, and it requires an increasing amount of work to extract the remaining oil. Wells that once required no pumping because high reservoir pressure forced the oil out ultimately require pumping as the reservoir pressure declines. Over time, the wells pump less and less oil. A substantial increase in the price of oil will have little effect on the declining production trend unless there are previously undeveloped oil fields to exploit. The U.S. now has approximately 500,000 low-production stripper wells (wells that produce less than 10 barrels/day) with an average production rate of ~2 b/d.

These wells account for over 18% of U.S. oil production. Tiny natural gas wells provide about 10% of U.S. gas supply.

Moving a little further up on the size scale, the latest EIA numbers show that about 50% of U.S. oil supply originates from wells producing less than 100 barrels per day.

Item 1A. RISK FACTORS

We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We are a relatively young company with no operating history

Since we are a young company, it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes their estimates of projected occurrences and events are within the timetable of their business plan, there can be no guarantees or assurances that the results anticipated will occur.

We expect to incur net losses in future quarters

If we do not achieve profitability, our business may not grow or operate. We may not achieve sufficient revenues or profitability in any future period. We will need to generate revenues from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to generate revenues, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We may require additional funds to operate in accordance with our business plan

We may not be able to obtain additional funds that we may require. We do not presently have adequate cash from operations or financing activities to meet our long-term needs. If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenues and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements.  If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting products.

We are highly dependent on Trisha Malone, our President and CEO. The loss of Ms. Malone, whose knowledge, leadership, and technical expertise upon which we rely, would harm our ability to execute our business plan.

We are largely dependent on Trisha Malone, our President and CEO, for specific proprietary technical knowledge and the Company market knowledge. Our ability to successfully market and distribute our products may be at risk from an unanticipated accident, injury, illness, incapacitation, or death of Ms. Malone. Upon such occurrence, unforeseen expenses, delays, losses and/or difficulties may be encountered. Our success may also depend on our ability to attract and retain other qualified management and sales and marketing personnel. We compete for such persons with other companies and other organizations, some of which have substantially greater capital resources than we do. We cannot give you any assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business.

Oil and gas exploration involves a high degree of risk, and as a result, we may never become commercially viable.

Oil and gas exploration involves a high degree of risk. The projects in which USD Energy acquires an ownership interest may not contain commercial quantities of oil and gas. Hazards such as unusual or unexpected formations and other conditions are involved. Applicable projects may become subject to liability for pollution, fire, explosion, blowouts, cratering and oil spills against which it cannot insure or against which it may elect not to insure. Such events could result in substantial damage to oil and gas wells, producing facilities and other property and/or result in personal injury.

Depending upon the significance of the particular project when compared with our total holdings, any such liability could have a material adverse effect upon our business operations.

Volatility of oil and gas prices and markets could make it difficult for us to obtain and sustain profitability and less likely investors in USD Energy common stock will receive a return on their investment.

Our ability to obtain and sustain profitability is substantially dependent on prevailing prices for natural gas and oil. The amounts of and price obtainable for our oil and gas production will be affected by market factors beyond the USD Energy's control. If these factors are not favorable over time to the financial interests of USD Energy, it is likely that owners of USD Energy common stock will lose their investments. Such factors include:

* the extent of domestic production
* the level of imports of foreign oil and gas
* the general level of market demand on a regional, national and worldwide basis
* domestic and foreign economic conditions that determine levels of industrial production
* political events in foreign oil-producing regions; and
* variations in governmental regulations and tax laws or the imposition * of new governmental requirements upon the oil and gas industry.

Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors.

If capital is not available to us to expand our business operations, we will not be able to pursue our business plan.

We will require substantial additional capital to acquire additional properties and to participate in the development of those properties. Cash flows from operations, to the extent available, will be used to fund these expenditures. We intend to seek additional capital from loans from current shareholders and from public and private equity offerings. Our ability to access capital will depend on its success in participating in properties that are successful in exploring for and producing oil and gas at profitable prices. It will also be dependent upon the status of the capital markets at the time such capital is sought. Should sufficient capital not be available, the development of our business plan could be delayed and, accordingly, the implementation of the USD Energy's business strategy would be adversely affected. In such event it would not be likely that investors would obtain a profitable return on their investments or a return of their investments.

There is a high degree of risk that unproved oil and gas properties will not turn out to be commercially viable.

Exploration and development of oil and gas resources involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. Drilling operations on the improved property in which we have an interest or on properties which we may hold a percentage interest of in the future may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. If USD Energy does not obtain a profitable return on properties in which it invests in the early stages of its business development, it is likely investors will lose their investments.

We must incur the costs of environmental and other government regulation, which costs may significantly burden USD Energy.

Oil and gas operations in which USD Energy owns or will own an interest are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Oil and gas operations are also subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. New laws or regulations or new interpretations of existing laws and regulations may also increase the cost of regulatory compliance. If properties or oil or gas production activities in which USD Energy is involved do not comply with applicable regulation, or if an industrial accident occurs which creates significant liability under regulations concerning the environment, our operations will be adversely affected.

Since our directors and officers have no previous oil and gas experience, investors cannot rely on our officers and directors as being experts in the area of oil and gas exploration and production which is our business focus.

Our officers and directors have no previous oil and gas experience. All business decisions made by them regarding oil and gas exploration and production will be in reliance on the advice of others due to this lack of experience. If reliable advice is not available, it is unlikely our business will succeed.

Risks Relating to Our Common Stock

There is currently no market for our common stock and one may never develop. Therefore, investors holdings in our common stock may be illiquid.

While we do intend to file a Form 211 through a market maker with the NASDAQ Stock Market to establish a quote for our common stock on the over-the-counter bulletin board, there is no assurance that the bulletin board or any other quotation medium will quote our common stock, or that a market will ever develop. If a market never develops for our common stock, it may be difficult or even impossible for investors to sell their common stock.

Our directors and executive officers beneficially own a substantial amount of our common stock.

Accordingly, these persons will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline.

Notwithstanding the exercise of their fiduciary duties by the directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

We expect to be subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies.

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Item 2. FINANCIAL INFORMATION

PLAN OF OPERATIONS

Our current plan of operations is to engage in the business of natural gas and oil production, with an emphasis on providing enhanced methods for redeveloping low risk developmental oil and gas wells. Over the next twelve months, we anticipate spending $700,000 on building a management team and the acquisition of oil and gas properties.

Oil and natural gas prices are currently at high levels. Based on worldwide supply and demand projections and the potential for instability in areas that currently provide a large proportion of the world’s petroleum, we believe that prices are likely to remain at high levels for the foreseeable future. We believe that this presents a tremendous opportunity for our company to grow quickly. The first milestone of our business plan is to assemble an experienced and senior team of professionals to evaluate, acquire and manage available prospects. The experience of this team and its ability to quickly and accurately evaluate prospects and subsequently apply modern exploration, development and production techniques should be key to our company’s success. A number of factors, including high product prices, the ease and availability of capital, and the influx of that capital into the oil and natural gas sector has resulted in tremendous competition for prospects, people, equipment and services in recent years. We believe that our planned ability to quickly and accurately assess opportunities worth pursuing, to negotiate the best possible terms and to attract the people, equipment and services required to finance and effect the projects should constitute a competitive advantage.

We will look to establish production, cash flow and reserve value by exploring for, developing, purchasing and producing oil and gas properties within the United States, in areas such as Texas. We will attempt to first purchase leases that would be self supporting from current production and thereafter increase their productivity through the use of enhanced oil recovery methods such as CO² injection and swabbing.

USD plans to take advantage of developing global clean energy generation trends. We intend to locate wells which have petroleum reserves as well as deposits of CO² gas. USD’s strategy is based on an understanding of the energy sectors of the economy in which the Company will be active, and we have defined a clear vision for the Company’s future and developed a detailed plan to compete and grow.

Our initial operations will concentrate on the development of an experienced management team and the acquisition and development of wells. Once initial operations are sound, we will be acquiring properties with potential for development and drilling to establish and maintain a significant inventory of undeveloped prospects. This will establish and enhance the Company's foundation for future growth. We will continue to serve as operator of our wells to ensure technical performance and reduction of costs. Relationships will be established with other energy companies to access their undeveloped properties, geological data and financial resources. Financial risk will be carefully managed to mitigate technical risks by drilling in known productive areas with multi-geologic potential. This will accomplish diversifying investment over the interests in the company's primary operating areas, developing properties that provide a balance between short and long term reserves, and establishing and maintaining a balance among the company's oil and gas generation activities. On a consistent basis we will maintain low general and administrative expenses.

During the next twelve months, we plan to satisfy our cash requirements by additional funding from our principals, on which we have survived since our inception. However, we may be unsuccessful in raising additional equity financing, and, thus, be able to satisfy its cash requirements.

We will need a minimum of $700,000 to satisfy our cash requirements for the next twelve months. We will not be able to operate if it we do not obtain equity financing through subsequent private offerings, or contributions from our principals.

We will continue to satisfy its cash requirements by contributions from our principals, which we expect will continue to contribute for the next twelve months. We depend upon capital to be derived from future financing activities such as subsequent offerings of our stock. Management believes that, if subsequent private placements are successful, we will be able to generate revenue and become profitable from advertising sales and achieve liquidity within the next twelve months. The following tables show the tangible and intangible well costs of a typical well that would be drilled to 4200 - 4300 feet.

				Tangible Well Costs
		Condition	Unit Price	Drilling Cost	Completion Cost	Total Cost
Surface casing	500'	New	10	5,000		5,000
Production casing	4,300	New	8		34,400	34,400
Tubing	4,300	New	4		17,200	17,200
Sucker rods	4,300	New	1.45		6,235	6,235
Pumping unit	1	New			15,000	15,000
Prime mover	1	New			6,000	6,000
Tank battery	1	New			5,000	5,000
Separator and heaters	2	New			3,000	3,000
Installation					3,000	3,000
Lease lines	1	New			2,500	2,500
Fittings and small pipe		New			2,000	2,000
Other equipment	Compressor/New				25,500	25,500

	Total Material Cost			$5,000	$119,835	$124,835

		Intangible Well Cost
		Drilling Cost	Completion Cost	Total Cost
Contract Footage Cost		68,800		68,800
Day Work- Rotary		15,000		15,000
Day Work -Completion			9,000	9,000
Labor/Day		1,800	2,700	4,500
Engineer		2,250	2,250	4,500
Location		3,500	1,000	4,500
Fuel/Water/Power		1,500		1,500
Wire Line/DST		19,000	3,500	22,500
Cementing		4,000	10,000	14,000
Stimulation/Frac			10,000	10,000
Geologist		5,000	2,000	7,000
Overhead Expenses		15,190	4,585	19,775
Misc. Unforeseen/Cont.				28,300
Insurance				15,848
	Total Intangible Cost	$136,040	$45,035	$245,223
	Grand Total	$141,040	$164,870	$350,058

Building a reserve base of oil and natural gas has been done often by others in the past. However, there are many pitfalls to avoid, many advances in technology to keep up with, and many producing properties which appear to be good acquisition targets but will be avoided due to geologic uncertainty and/or hidden environmental, title or contractual liabilities discovered only through due diligence.

Oil and Natural Gas Reserves: Most oil and natural gas reserves are produced in phases. In the case of oil, during the primary recovery phase the initial reservoir pressure pushes the oil out, or the oil is pumped out, usually resulting in a recovery of about 10% to 15% of the original oil in place . Techniques to increase the primary recovery factor include infill drilling between depleted wells, horizontal drilling, and stimulating the reservoir by fracturing it to permit oil to flow.

Secondary recovery phase techniques include re-injecting gas into a gas cap to maintain reservoir pressure, or most commonly waterflooding to sweep oil out, resulting in incremental recoveries of 15% to 30% of original oil in place. In the tertiary, or enhanced recovery phase, techniques which can bring total recovery to as high as 70% of original oil in place include chemical flooding, miscible flooding with CO² or natural gas, and steam flooding.

Some important qualifications to the above are: oil production almost always has natural gas production “associated” with it, even very late in the life of the oilfield due to the liberating effect of de-pressurization when oil is brought up from great depths; steam flooding is usually performed on shallow, “heavier” oils, and CO² flooding is conducted on deeper, “lighter” (higher API gravity) oils; the secondary recovery phase can be skipped in some reservoirs and tertiary recovery operations begun as soon as primary energy in the reservoir depletes; and each oilfield varies as to the degree of “unitization,” from fields which are owned and operated in their entirety by single entities who can conduct secondary and tertiary operations at will, to highly fractionated properties with many competing mineral, surface and small leasehold interests where the lack of unitization precludes full scale production enhancement.

Purchase of Significant Equipment

We do not intend to purchase any significant equipment (excluding oil and gas activities) over the next twelve months.

Personnel Plan

Other than the building of our management team, we do not expect any material changes in the number of employees over the next 12 month period. We will outsource contract employment as needed.

General Administration We anticipate spending approximately $100,000 on general and administration costs in the next 12 months. These costs will consist primarily of rent and facility support expenses as well as finance and administrative support compensation but excluding legal fees and auditor’s fees.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Our principal capital resources have been through the subscription and issuance of common stock, although we have also used advances from related parties.

Item 3. PROPERTIES

The Company’s properties are limited at the present time to its offices in San Diego, California that it occupies free of charge courtesy of our President and CEO. The Company considers its existing facilities to be adequate for its current needs.

Item 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common stock as of December 31, 2008, by (I) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common stock, (ii) each director of USD Energy Corp., (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name and Address	Number of Shares	Percentage Owned

Trisha Malone 3328 Granada Ave San Diego, CA 92104	20,000	100%
Bethany Tebbe 3328 Granada Ave. San Diego, CA 921404	0	0
Officers and Directors as a Group	20,000	100%

Item 5. DIRECTORS AND EXECUTIVE OFFICERS

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors.

The current executive officers, key employees and directors of the Company are as follows:

Name	Age	Position
Trisha Malone	33	CEO, President, Director
Bethany Tebbe	30	COO

Trisha Malone. Trisha Malone has more than 15 years of experience working for high-technology companies. From 2000-2004 Ms. Malone served as Corporate Controller for Xsilogy, Inc., a leading wireless sensor network company. After Xsilogy’s acquisition by SYS Technologies, Inc., an AMEX traded government contractor, Ms. Malone continued on as a division Controller until 2006. In 2006 Ms. Malone joined Satellite Security Corporation, a bulletin board traded company, as Corporate Controller. Ms. Malone is presently consulting for several companies including Mobicom Corporation, (fka Satellite Security Corporation), Sovereign Wealth Corporation, a Pink Sheet company, and several private companies. Ms. Malone graduated from Grossmont College where she majored in business management and accounting. She has also pursued extended studies in corporate law, benefits administration, and human resources.

Bethany Tebbe. Bethany Tebbe has been Chief Operating Officer of the company since October 31, 2008. Since December 2007, she has been self employed as an accounting consultant. From December 2004 through November 2007 she served as Business Manager for Paramount Fire, a fire prevention sprinkler company. From December 2002 through December 2004 she was a self employed accounting consultant.

Ms. Malone and Ms. Tebbe are related to each other as sisters.

Item 6. EXECUTIVE COMPENSATION

The following table provides information as to cash compensation of all officers of the Company, for each of the Company’s last two fiscal years.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Trisha Malone, President and CEO	2008	$0	$20	$0	$0	$0	$0	$20
Bethany Tebbe, COO	2008	$0	$0	$0	$0	$0	$0	$0

The following table provides information concerning the compensation of the directors of the Company for the past fiscal year:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Trisha Malone	$0	$0	$0	$0	$0	$0	$0

EMPLOYMENT AGREEMENTS

The Company has not entered into any employment agreements with any of its employees, and employment arrangements are all at the discretion of the company’s board of directors.

Item 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 27, 2008, 20,000 shares of common stock were issued to officer and director Trisha Malone in exchange for services, pursuant to Section 4(2) of the Securities Act of 1933.

Item 8. LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or to which the property interests of the Company is subject.

Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND

             RELATED SHAREHOLDER MATTERS

The Company's common stock is not listed or quoted at the present time, and there is no present public market for the Company's common stock. The Company intends to have a sponsoring market maker file a Form 211 with the NASDAQ Stock Market for a quotation on the over-the-counter bulletin board. There can be no assurance that the Company’s securities will be quoted on the bulletin board or any other quotation medium.

DIVIDENDS

The Company has not paid any cash dividends since its inception and does not contemplate paying any in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of the Company's business.

PENNY STOCK STATUS

If and when the Company develops a market for its common stock, it will be a  "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting,  disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1.  Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2.  Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3.  Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4.  The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. The imposition of these reporting and disclosure requirements on a broker or dealer make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for the company's stock.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

The transfer agent, warrant agent and registrar for the Common Stock is Globex Transfer, LLC of Deltona, Florida.

Item 10. RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by USD Energy Corp. within the past three years and were not registered under the Securities Act:

On June 27, 2008, 20,000 shares of common stock were issued to officer and director Trisha Malone, pursuant to Section 4(2) of the Securities Act of 1933.

Item 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Holders of Common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights, which means that the holders of more than half of all voting rights with respect to common stock can elect all of the board of directors. The Board of directors is empowered to fill any vacancies on the Board of directors created by resignations, provided that it complies with quorum requirements.

Holders of Common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of directors out of funds legally available therefor, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon  liquidation.

As of December 31, 2008, there were 20,000 shares of common stock outstanding and 100 million common shares authorized.  As of that date, there was one shareholder of record.

Item 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

NEVADA STATUTES

NRS 78.751 provides that the Company may provide in its articles of incorporation, by laws or by agreement, to indemnify the Company's officers and directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the statute:

(a) Does not exclude  any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLES OF INCORPORATION AND BY-LAWS

The Company's Articles of Incorporation, provides that the Company shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Nevada, indemnify and hold harmless officers and directors from any and all liabilities and expenses imposed upon them in connection with any action, suit or other proceeding.

It is the position of the Securities and Exchange Commission that the indemnification of officers and directors is against public policy.

Item 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

This information appears under Item 15 and is incorporated by reference herein.

Item 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

                FINANCIAL DISCLOSURE

                None.

Item 15. FINANCIAL STATEMENTS AND EXHIBITS

(a)  The following financial statements are filed as part of this Registration statement:

•

Report of Independent Registered Certified Public Accountant

•

Financial Statements

•

Balance Sheet

•

Statement of Operations

•

Statement of Cash Flows

•

Statement of Stockholders’ Equity

•

Notes to Financial Statements

(b)  The following exhibits are filed as part of this Registration Statement:

EXHIBIT NO.

DESCRIPTION

None

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

USD Energy Corp.

We have audited the accompanying balance sheet of USD Energy Corp., an exploration stage company, as of December 31, 2008 and the related statements of operations, stockholders' equity (deficit)  and cash flows for the period from June 27, 2008 (inception) through December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred  to above present fairly, in all material respects, the financial position of USD Energy Corp. as of December 31, 2008  and the related statements of operations, stockholders' equity (deficit) and cash flows for the  period from June 27, 2008 (inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations and has no sources of revenue that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gruber & Company, LLC

     Gruber & Company, LLC

     Lake Saint Louis, Missouri

     March 13, 2009

USD Energy Corp. (An Exploration Stage Company) Balance Sheet December 31, 2008

ASSETS

Cash	$ -0-

TOTAL ASSETS	-0-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities
Due to related parties	5,000
Total Liabilities	5,000
Stockholders’ Equity (Deficit)
Common stocks, $.001 par value
Authorized shares; 100,000,000
Issued and outstanding shares; 20,000	20

Deficit accumulated during exploration stage	(5,020)

Total Stockholders' Equity (Deficit)	(5,000)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ -0-

See notes to financial statements

USD Energy Corp. (An Exploration Stage Company) Statement of Operations For the period from June 27, 2008 (inception) to December 31, 2008

From June 27, 2008 (Inception) to December 31, 2008

Income	$ -

Operating Expenses
General and Administrative	20
Legal	5,000
Total Expenses	5,020

Ordinary income (loss)	(5,020)

Net income (loss)	$ (5,020)

USD Energy Corp. (An Exploration Stage Company) Statement of Cash Flows For the period from June 27, 2008 (inception) to December 31, 2008

For the period June 27, 2008 ( inception) to December 31, 2008

Net Loss	$(5,020)
Total cash used in operations	5,020
Cash from financing activities
Loans from related parties	5,020

Total cash from financing activities	5,020

INCREASE (DECREASE) IN CASH	-0-

BEGINNING CASH	-0-

ENDING CASH	$ 0

See notes to financial statements

USD Energy Corp. (An Exploration Stage Company) Statement of Stockholder's Equity (Deficit) For the period from June 27, 2008 (Inception) to December 31, 2008

				Deficit
	Number of	Common		Accumulated
	Shares	Stock at	Paid in	During
	Outstanding	Par Value	Capital	Exploration Stage

Beginning balance	0	0	0	0

Stocks issued	20,000	20

Balance at September 30, 2008	20,000	20

Net loss September 30, 2008				(5,020)

Balance at September 30, 2008	20,000	20		$(5,020)

See notes to financial statements

USD Energy Corp.

(An Exploration Stage Company)

Notes to Financial Statements

For the period June 27, 2008 (Inception) through December 31, 2008

NOTE 1: ORGANIZATION

USD Energy Corp. was incorporated on June 27, 2008 in the State of Nevada. The Company has a plan of operations to develop established stripper wells. The Company is an “exploration stage company” as defined in the Securities and Exchange Commission Industry Guide 7, and is subject to compliance with Statement of Financial Accounting Standards No.7 (SFAS No.7), Accounting and Reporting by Development Stage Companies. The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced, accordingly, no revenues have been earned during the period from June 27, 2008 (date of inception) to December 31, 2008.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to exploration stage enterprises.

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

NOTE 2: CONTINUED EXISTENCE

The Company’s financial statements at December 31, 2008 and for the period June 27, 2008 (inception) through December 31, 2008 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred a loss of $5,020 for the period from June 27, 2008 (inception) through December 31, 2008. In addition, the Company has not generated any revenues. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

The Company may not be able to obtain additional funds that it may require. The Company does not presently have adequate cash from operations or financing activities to meet its long-term needs. The Company does not currently have any established third-party bank credit arrangements. If the additional funds that the Company may require are not available to it, the Company may be required to curtail significantly or eliminate some or all of its development, sales and marketing programs.

The Company will seek additional funds through equity or debt financings. Such additional funding, if available on terms and schedules acceptable to the Company. The Company may also attempt to obtain funds through arrangement with corporate parties or others.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company, will perform natural gas and oil production, with an emphasis on providing enhanced methods for redeveloping low risk developmental oil and gas wells. There can be no assurance that the Company will be successful in its endeavor.

NOTE 3: SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Oil and Gas Properties and Equipment

The Company will follow the successful efforts method of accounting. All developmental costs will be capitalized. The Company is predominately engaged in the acquisition and development of proved reserves as opposed to exploration activities. Depreciation and depletion of producing properties will be computed on the unit-of-production method based on estimated proved oil and natural gas reserves. Repairs and maintenance will be expensed, while renewals and betterments will be generally capitalized.

At least quarterly, or more frequently if conditions indicate that long-term assets may be mpaired, the carrying value of our properties will be compared to management's future estimated pre-tax cash flow from the properties. If undiscounted cash flows are less than the carrying value, then the asset value will be written down to fair value. Impairment of individually significant unproved properties will be assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis.

Asset Retirement Obligation

The Compay’s financial statements will reflect the fair value for any asset retirement obligation, consisting of future plugging and abandonment expenditures related to our oil and gas properties, which can be reasonably estimated. The asset retirement obligation will be recorded as a liability at its estimated present value at the asset's inception, with an offsetting increase to producing properties on the balance sheet. Periodic accretion of the discount of the estimated liability will be recorded as an expense in the statements of operations.

Stock Based Compensation

Shares of the Company’s common stock may be issued for services. These issuances are valued at the fair market value of the services provided and the number of shares issued is determined based upon what the price of the common stock is on the date of each respective transaction.

Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts for the Company’s cash and related party payables approximate fair value due to the short-term maturity of these instruments.

Income Taxes.

In February 1992, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS No. 109 required a change from the deferred method of accounting for income taxes of Accounting Principles Board (“APB”) Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share.

In February 1997, the FASB issued SFAS No. 128, “Earnings per Share.” SFAS No. 128 simplifies the standards for computing earnings per share (“EPS”) and was effective for financial statements issued for periods ending after December 15, 1997, with earlier application not permitted. Upon adoption, all prior EPS data was restated.

Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

NOTE 4:  RELATED PARTY TRANSACTIONS

On June 27, 2008, 20,000 shares of common stock were issued to officer director Trisha Malone, pursuant to Section 4(2) of the Securities Act of 1933, in exchange for setup costs and the company’s business plan.

During the period ended December 31, 2008 Ms. Malone paid $5,000 on the company’s behalf for legal fees.  This was recorded as an interest free loan by the related party. The loan is due to Ms. Malone upon receipt of funds from a stock offering or other fundraising.

NOTE 5:  STOCK OFFERING

In February 2009, 15,130 shares of common stock were offered to investors pursuant to the company’s Regulation D, Rule 504 small corporate offering registered in the state of Illinois.   In December 2008, 20,000 shares in the Regulation D were sold to qualified purchasers in California.

NOTE 6:  NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 157, Fair Value Measurements , ("SFAS No. 157") was issued by the FASB in September 2006. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 57 applies to other accounting pronouncements that require or permit fair value measurement. No new requirements are included in SFAS No. 157, but application of SFAS No. 157 will result in additional disclosure requirements.. The Company does not expect adoption of SFAS No. 157 will have a material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company does not expect adoption of SFAS No. 159 will have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS No. 141R"). Among other things, SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. This standard will require accounting treatment for business combinations on a prospective basis.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

 In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133 ("SFAS No. 161"). SFAS No. 161 amends and expands SFAS No. 133 to enhance required disclosures regarding derivatives and hedging activities. It requires companies to provide additional disclosure to discuss the uses of derivative instruments; the accounting for derivative instruments and related hedged items under SFAS No. 133; and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. The Company will adopt SFAS No. 161 on July 1, 2009. The Company does  not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

USD Energy Corp. Registrant

Date: April 2, 2009	By /s/ Trisha Malone
Trisha Malone
President and Director